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                                                                   EXHIBIT 10.13

                                                 March 28, 1997

[NOVACEPT LOGO]
HEALTHCARE FOR WOMEN

Donald R. Nathe
558 Lincoln Ave.
Palo Alto, Ca. 94301

Dear Donald,

         We are pleased that you share our excitement for the prospect of Novacept and we would like to offer you the position of Vice President of Operations in our organization. Your starting date will be 03.31.97. You would report to directly to the V.P. of R&D Csaba Truckai until a full time C.E.O. will be hired. You will be expected to organize and run the all aspects of operations manufacturing, quality, material planing, and document control.

         Your annual salary for this position would be $130,000 with a 20% bonus based on mutually agreeable goals. You will be given an opportunity to purchase 70,000 common shares of the company. These shares would be common stock valued at $.44 per share and 1/8th of the stock will vest immediately following completion of your first six months of employment by Novacept. Thereafter, the remaining shares will continue to vest over the following 42 months at the rate of 1/42nd per month for each additional month you are employed by Novacept.

         Performance reviews will be given annually with the first one due within one year from your official start date. Two weeks of paid vacation will be provided annually during the first two years of employment, increasing to three weeks during the third year, and four weeks during the fifth year of your employment. You will also be allowed up to two weeks of paid sick leave per year.

         Donald, I believe this is an ideal opportunity for you. You will be in the position to influence the company development and culture, and can greatly contribute to the success of Novacept. I think you will find this Novacept an exciting and worthwhile venture.

Sincerely,    /s/ Csaba Truckai           Accepted: /s/ [ILLEGIBLE]
                                                    ------------------------
              Csaba Truckai
               V.P. of R&D                Date: 3/28/97